Exhibit 23.1








            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We hereby consent to the incorporation by reference in this Filing on Form 8-K of Berkshire Hills Bancorp, Inc. of our report dated March 3, 2005, relating to the consolidated balance sheets of Woronoco Bancorp, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the Annual Report on Form 10-K of Woronoco Bancorp, Inc. for the year ended December 31, 2004.


/s/ Wolf & Company, P.C.


August 3, 2005